Exhibit 99 (a)

FOR RELEASE:	Thursday, June 23, 2005	CONTACT:	Karen L. Healy / Claudia Baucus
	8:00 a.m. EDT		248.813.2529
			karen.l.healy@delphi.com
			claudia.Baucus@delphi.com

DELPHI NAMES NEW CHAIRMAN; ROBERT S. “STEVE” MILLER TO
SUCCEED FOUNDING CHAIRMAN BATTENBERG

Second Chairman in Delphi History to Oversee Transformation Strategy

     TROY, Mich. – The Board of Directors of Delphi Corp. (NYSE: DPH) today named Robert S. “Steve” Miller as the company’s new chairman and chief executive officer, effective July 1. Miller, 63, most recently the non-executive chairman of Federal Mogul, will succeed long-time industry executive and Delphi’s founding chairman, J.T. Battenberg III. Battenberg, 62, had earlier announced his intention to retire before the end of the year, following 44 years in the industry. He had agreed to remain at Delphi until a successor was in place.

     Miller also will become the chairman of the Delphi Strategy Board, the company’s top policy-making group. He will oversee the transformation strategy underway at the company, including its growth objectives and resolution of financial issues.

     “Steve’s global experience at a wide variety of companies will be very helpful as Delphi continues to balance its growth and customer diversification with solving its legacy cost issues – particularly in North America,” said John D. Opie, lead director of the Delphi Board and retired vice chairman of General Electric. “We expect a seamless transition between J .T. and Steve. The Board will be working closely with Steve on a number of scenarios to return Delphi to its position of strength in the industry.”

     The selection of Miller brings to closure the six-month internal and external search for Battenberg’s successor, which was conducted by the Board. Opie also said that Battenberg has agreed to be available for 30 days of consulting with the Board of Directors and Miller to assure a smooth transition.

     “J.T. has concluded a long and distinguished career in the auto industry,” said Opie. “His vision helped to create Delphi, and his leadership has helped it grow into a global technology leader with a diverse customer base.”

-more-

     “I am pleased to be joining the Delphi team,” said Miller. “There are well-known challenges facing the company, and I am eager to begin working with the senior management team on efforts to resolve them. While there are issues to address, I am excited about the technology, people, and the opportunities at Delphi.”

     “I am leaving the company in extremely capable hands,” Battenberg said. “I have truly loved the past four decades in the auto industry, and am proud of our progress in transforming Delphi, of the technologies we continued to introduce, and of our leadership team. Mostly, I am proud of the terrific people who work here and I will miss them.”

     The following officers will report to Miller:

•	Rodney O’Neal, president and chief operating officer;

•	David B. Wohleen, vice chairman;

•	Mark R. Weber, executive vice president, operations, corporate affairs, and human resources;

•	John D. Sheehan, acting chief financial officer and chief accounting officer; and

•	Logan Robinson, vice president and chief legal counsel.

     Reporting relationships of the company’s other officers will remain the same.

     For more information about Mr. Miller’s background and additional information about Delphi and its operating subsidiaries, visit Delphi’s Virtual Press Room at www.delphi.com/media/ .

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